Exhibit 3.1

SECOND

RESTATED CERTIFICATE OF INCORPORATION

OF

QUICKSILVER RESOURCES INC.

Quicksilver Resources Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies:

1.	The name of the Corporation is Quicksilver Resources Inc.

2.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Delaware SOS”) on December 18, 1997, and has since been amended or supplemented by the following certificates or other instruments filed by the Corporation with the Delaware SOS:

(a) Certificate of Merger of Michigan Gas Partners, Limited Partnership with and into the Corporation filed on April 9, 1998;

(b) Restated Certificate of Incorporation filed on December 21, 1998 (the “1998 Restated Certificate”);

(c) Certificate of Merger of MSR Exploration Ltd. into the Corporation filed on March 4, 1999 (the “1999 Merger Certificate”);

(d) Certificate of Designation, Preferences and Rights of Preferred Stock filed on December 20, 2000 (the “2000 Special Voting Stock Designation”);

(e) Certificate of Amendment to the Restated Certificate of Incorporation filed on June 7, 2001 (the “2001 Amendment”);

(f) Certificate of Designation of Series A Junior Participating Preferred Stock filed on March 14, 2003 (the “2003 Series A Preferred Designation”);

(g) Certificate of Amendment to the Restated Certificate of Incorporation filed on May 18, 2004 (the “2004 Amendment”); and

(h) Statement of Increase in Number of Shares—Series A Junior Participating Preferred Stock filed on June 1, 2004 (the “2004 Series A Preferred Increase”) which, together with the 1998 Restated Certificate, the 1999 Merger Certificate, the 2000 Special Voting Stock Designation, the 2001 Amendment, the 2003 Series A Preferred Designation and the 2004 Amendment are collectively referred to hereinafter as the “Restated Certificate of Incorporation”).

3.	This Second Restated Certificate of Incorporation (this “Second Restated Certificate”), including the provisions of the 2000 Special Voting Stock Designation, the provisions of the 2003 Series A Preferred Designation and the provisions of the 2004 Series A Preferred Increase (collectively, the “Stock Designations”), copies of all of which are attached, only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation. There is no discrepancy between the provisions of the Restated Certificate of Incorporation, including the provisions of the Stock Designations, and the provisions of this Second Restated Certificate.

4.	This Second Restated Certificate was duly adopted pursuant to resolutions adopted by a majority of the Board of Directors of the Corporation in accordance with Section 245 of the DGCL.

5.	The text of this Second Restated Certificate is set forth herein in its entirety as follows:

FIRST:	The name of the Corporation is Quicksilver Resources Inc.

SECOND:	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:	The nature of the business or purposes to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:	The aggregate number of shares of all classes of stock which the Corporation shall be authorized to issue is 110,000,000, divided into the following: 100,000,000 shares of Common Stock, par value of one cent ($0.01) per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, par value of one cent ($0.01) per share (the “Preferred Stock”).

The Board of Directors of the Corporation is expressly vested with authority to issue one or more series of Preferred Stock having such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as are permitted by law and as shall be stated and expressed in the resolution or resolutions providing for the issue of each such series of stock adopted by the Board of Directors.

FIFTH:	The Corporation is to have perpetual existence.

SIXTH:	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make, alter or repeal the bylaws of the Corporation.

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SEVENTH:	Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

EIGHTH:	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH:	A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. Neither the amendment nor repeal of this Article Ninth, nor the adoption of any provision of the Corporation’s Second Restated Certificate inconsistent with this Article Ninth, shall eliminate or reduce the effect of this Article Ninth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Ninth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH:	To the fullest extent permitted by applicable law, the Corporation shall indemnify any officer or director as set forth in the bylaws of the Corporation, pursuant to Section 145 of the DGCL.

ELEVENTH:	(a) The number of directors constituting the entire Board of Directors shall be not less than three nor more than nine as fixed from time to time by vote of a majority of the entire Board of Directors, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided, further, that the number of directors constituting the entire Board of Directors shall be seven until otherwise fixed by a majority of the entire Board of Directors.

(b) The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one class expiring each year. At the annual meeting of stockholders of the Corporation at which this Article Eleventh is approved, directors of the first class shall be elected to hold office

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for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. At each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

(c) Notwithstanding any other provisions of this Restated Certificate of Incorporation or the bylaws of the Corporation, any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of two-thirds or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

TWELFTH:	No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to cause any such action to be taken by consent in writing, without a meeting, prior notice, and a vote, is specifically denied.

THIRTEENTH:	Notwithstanding any other provision of this Restated Certificate of Incorporation or the bylaws of the Corporation (and in addition to any other vote that may be required by law, this Restated Certificate of Incorporation or the bylaws), the affirmative vote of the holders of at least two-thirds of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter or repeal any provision of Articles Ninth, Tenth, Eleventh, Twelfth, or Thirteenth of this Restated Certificate of Incorporation.

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IN WITNESS WHEREOF, Quicksilver Resources Inc. has caused this Second Restated Certificate of Incorporation to be executed by its President and Chief Executive Officer this 24th day of August, 2004.

QUICKSILVER RESOURCES INC.

By:	/s/ GLENN DARDEN
Glenn Darden, President and
Chief Executive Officer

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QUICKSILVER RESOURCES INC.

CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS OF PREFERRED STOCK

Quicksilver Resources Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

That, pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, said Board of Directors, by unanimous consent effective December 15, 2000, adopted the following resolutions providing for the Special Voting Stock described therein.

RESOLVED that, in connection with that certain Support Agreement by and between MGV Energy Inc., the Corporation and the other shareholders of MGV Energy Inc., to be dated on or about the date hereof, in order to provide to the holders of the Exchangeable Shares (as defined in the Support Agreement) the same voting rights as are applicable to holders of the Corporation’s Common Stock issuable upon exchange of the Exchangeable Shares, pursuant to the authority vested in the Board in accordance with the Restated Certificate of Incorporation of the Corporation and Section 151 of the General Corporation Law of the State of Delaware, there shall be created a series of the Preferred Stock of the Corporation, the designations, rights, preferences, powers, and the limitations, qualifications and restrictions of which are as follows:

Special Voting Stock

A series of Preferred Stock is hereby created designated as “Special Voting Stock”. The number of shares constituting such series shall be one (1). The outstanding share of Special Voting Stock shall be entitled at any relevant date to the number of votes equal to the Aggregate Equivalent Vote Amount, as such term is defined in that certain Support Agreement, to be dated on or about the date hereof, by and between MGV Energy Inc. (“MGV”), the Corporation and the other shareholders of MGV, on all matters presented to the stockholders of the Corporation. Upon the liquidation, dissolution or winding up of the Corporation, the holder of the Special Voting Stock shall be entitled, prior and in preference to any distribution to holders of Common Stock and after the distribution to holders of any class or series of Preferred Stock ranking senior to the Special Voting Stock of all amounts to which such holders are entitled to receive the sum of $.01. Except as aforesaid, no dividends or distributions shall be payable to the holder of Special Voting Stock. The Special Voting Stock shall not be convertible into any other class or series of the capital stock or into cash, property or other rights, and may not be redeemed. If the Special Voting Stock shall be purchased or otherwise acquired by the Corporation, it shall be deemed retired and shall be canceled and may not thereafter be reissued or otherwise disposed of by the Corporation. So long as any “Exchangeable Shares” (as that term is defined in the Support Agreement) shall be outstanding, the number of shares comprising the Special Voting Stock shall not be increased or decreased and no other terms of the Special Voting Stock shall be amended, except upon the approval of the holder of the one share of Special Voting Stock.

IN WITNESS WHEREOF, I have hereunder set my hand this 20th day of December, 2000.

QUICKSILVER RESOURCES INC.

By:	/s/ GLENN DARDEN
Glenn Darden, President and
Chief Executive Officer

Certificate of Designation

of

Series A Junior Participating Preferred Stock

of

Quicksilver Resources Inc.

(Pursuant to Section 151 of the General

Corporation Law of the State of Delaware)

Quicksilver Resources Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That, pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Restated Certificate of Incorporation, as amended, of the Corporation (the “Certificate of Incorporation”), the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware at a meeting duly called and held on March 11, 2003.

RESOLVED, that, pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the “Board of Directors”) in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, with a par value of $0.01 per share, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Certificate of Incorporation which are applicable to the Preferred Stock of all classes and series) as follows:

Series A Junior Participating Preferred Stock

Section 0. Designation, Par Value and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (hereinafter referred to as “Series A Preferred Stock”), the shares of such series shall be with par value of $0.01 per share, and the number of shares constituting such series shall be 40,000; provided, however, that, if more than a total of 40,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of March 11, 2003, between the Corporation and Mellon Investor Services LLC, as Rights Agent (as amended from time to time) (the “Rights Agreement”), the Board of Directors, pursuant to Section 151 of the General Corporation Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged and filed providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of the Rights. Such number of shares of the Series A Preferred Stock may be increased or decreased by resolution of the Board of Directors;

provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities issued by the Corporation.

Section 1. Dividends and Distributions.

(a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series A Preferred Stock in respect thereof, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first business day of January, April, July and October of each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (A) $1.00 or (B) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”) or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after the record date for the initial distribution of the Rights pursuant to the Rights Agreement (the “Rights Declaration Date”) (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then, in each such case, the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (B) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (a) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock); provided, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date, the period between the first issuance of any share or fraction of a share of Series A Preferred Stock and such first Quarterly Dividend Payment Date), a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or before such Quarterly Dividend Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 2. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

(a) Except as provided in paragraph (c) of this Section 3 and subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall, at any time after the Rights Declaration Date,

(i) declare or pay any dividend on the Common Stock payable in shares of Common Stock,

(ii) subdivide the outstanding Common Stock, or

(iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c) (i) If, on the date used to determine stockholders of record for any meeting of stockholders for the election of directors, a default in preference dividends (as defined in subparagraph (v) below) on the Series A Preferred Stock shall exist, the holders of the Series A Preferred Stock shall have the right, voting as a class as described in subparagraph (ii) below, to elect two directors (in addition to the directors elected by holders of Common Stock). Such right may be exercised (A) at any meeting of stockholders for the election of directors or (B) at a meeting of the holders of shares of Voting Preferred Stock (as hereinafter defined), called for the purpose in accordance with the By-laws of the Corporation, until all such cumulative dividends (referred to above) shall have been paid in full or until non-cumulative dividends have been paid regularly for at least one year.

(ii) The right of the holders of Series A Preferred Stock to elect two directors, as described above, shall be exercised as a class concurrently with the rights of holders of any other series of Preferred Stock upon which voting rights to elect such directors have been conferred and are then exercisable. The Series A Preferred Stock and any additional series of Preferred Stock which the Corporation may issue and which may provide for the right to vote with the foregoing series of Preferred Stock are collectively referred to herein as “Voting Preferred Stock.”

(iii) Each director elected by the holders of shares of Voting Preferred Stock shall be referred to herein as a “Preferred Director.” A Preferred Director so elected shall continue to serve as such director for a term of one year, except that upon any termination of the right of all of such holders to vote as a class for Preferred Directors, the term of office of the Preferred Directors shall terminate. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of a majority of the outstanding shares of Voting Preferred Stock then entitled to vote for the election of directors, present (in person or by proxy) and voting together as a single class (A) at a meeting of the stockholders, or (B) at a meeting of the holders of shares of such Voting Preferred Stock, called for the purpose in accordance with the By-laws of the Corporation, or (C) by written consent signed by the holders of a majority of the then outstanding shares of Voting Preferred Stock then entitled to vote for the election of directors, taken together as a single class.

(iv) So long as a default in any preference dividends on the Series A Preferred Stock shall exist or the holders of any other series of Voting Preferred Stock shall be entitled to elect Preferred Directors, (A) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (B)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation and (B) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote or written consent of the holders of a majority of the outstanding shares of Voting Preferred Stock then entitled to vote for the election of directors, present (in person or by proxy) and voting together as a single class, at such time as the removal shall be effected. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Whenever (x) no default in preference dividends on the Series A Preferred Stock shall exist and (y) the holders of other series of Voting Preferred Stock shall no longer be entitled to elect such Preferred Directors, then the number of directors constituting the Board of Directors of the Corporation shall be reduced by two.

(v) For purposes hereof, a “default in preference dividends” on the Series A Preferred Stock shall be deemed to have occurred whenever the amount of cumulative and unpaid dividends on the Series A Preferred Stock shall be equivalent to six full quarterly dividends or more (whether or not consecutive), and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all cumulative dividends on all shares of the Series A Preferred Stock then outstanding shall have been paid through the last Quarterly

Dividend Payment Date or until, but only until, non-cumulative dividends have been paid regularly for at least one year.

(d) Except as set forth herein (or as otherwise required by applicable law), holders of Series A Preferred Stock shall have no general or special voting rights and their consent shall not be required for taking any corporate action.

Section 3. Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 above are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; provided, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 4. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, in any other Certificate of Designations creating a series of Preferred Stock or as otherwise required or permitted by law.

Section 5. Liquidation, Dissolution or Winding Up.

(a) Subject to the prior and superior rights of holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to rights upon liquidation, dissolution or winding up (voluntary or otherwise), upon any liquidation, dissolution or winding up of the Corporation (voluntary or otherwise), no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Capital Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in paragraph (c) of this Section 6) (such number in clause (ii) being hereinafter referred to as the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Capital Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(b) In the event, however that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of Series A Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Capital Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(c) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 6. Consolidation, Merger, Combination, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 8. Ranking. The Series A Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 9. Amendment. At any time that any shares of Series A Preferred Stock are outstanding, the Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred stock, voting separately as a class.

Section 10. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, to receive dividends, to participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by a duly authorized officer this 11th day of March, 2003.

QUICKSILVER RESOURCES INC.

By:	/s/ BILL LAMKIN
Bill Lamkin,
Executive Vice President and
Chief Financial Officer

STATEMENT OF INCREASE IN NUMBER OF SHARES

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

QUICKSILVER RESOURCES INC.

(Pursuant to Section 151 of the General

Corporation Law of the State of Delaware)

Quicksilver Resources Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), DOES HEREBY CERTIFY that, pursuant to the authority conferred on the Board of Directors of the Company by the Restated Certificate of Incorporation of the Company and in accordance with Section 151 of the General Corporation Law of the State of Delaware, on May 27, 2004, the Board of Directors of the Company duly adopted, by all necessary action on the part of the Company, the following resolutions, increasing the number of shares of the Company’s Series A Junior Participating Preferred Stock:

WHEREAS, on March 11, 2003, the Board of Directors of the Company adopted resolutions establishing and designating a series of the Company’s preferred stock, par value $.01 per share, designated “Series A Junior Participating Preferred Stock,” and fixing and determining the relative rights and preferences thereof; and

WHEREAS, it is considered to be in the best interest of the Company to increase the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company by provisions of its Certificate of Designation, the number of shares constituting the Company’s Series A Junior Participating Preferred Stock is hereby increased from 40,000 shares to 100,000 shares;

RESOLVED FURTHER, that the appropriate officers of the Company be, and they hereby are, authorized and directed from time to time to execute such certificates, instruments or other documents and do all such things as may be necessary or advisable in their discretion in order to carry out the terms hereof, including the filing with the Secretary of State for the State of Delaware of a copy of the foregoing resolutions executed by an officer of the Company.

Date: June 1, 2004

QUICKSILVER RESOURCES INC.

By:	/s/ JOHN C. CIRONE
John C. Cirone, Vice President,
General Counsel and Secretary